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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                  Dixon             Rosina           B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Enzon, Inc., 20 Kingsbridge Road
--------------------------------------------------------------------------------
                                    (Street)

         Piscataway        NJ               08854
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

ENZON, INC. (ENZN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

 October 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          10/11/01       M               10,000      A      $2.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/11/01       S               10,000      D      $61.6475
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/26/01       M                5,000      A      $2.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/26/01       S                5,000      D      $65.70
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/26/01       M                5,000      A      $2.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/26/01       S                5,000      D      $66.50   26,408 (1)     D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 500            I         By husband
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 100            I         By son
------------------------------------------------------------------------------------------------------------------------------------

(1) The aggregate number of shares owned by Dr. Dixon as of June 30, 2001 was previously incorrectly reported as 26,523. The aggregate number of shares owned by Dr. Dixon as of June 30, 2001 was 26,408.

====================================================================================================================================

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

                                                                          (Over)
                                                                 SEC 1474 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option (a)    $2.75    10/11/01 M               10,000 (b)      8/15/04  Common    10,000  --
(right to buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)    $2.75    10/26/01 M               5,000  12/15/95 8/15/04  Common    5,000   --
(right to buy)                                                                 Stock

------------------------------------------------------------------------------------------------------------------------------------
Stock Option (a)                                                               Common
(right to buy)      $2.75    10/26/01 M               5,000  12/15/95 8/15/04  Stock     5,000   --       26,664    D

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Response

(a) Acquired pursuant to the Company's Non-Qualified Stock Option Plan and qualified under Rule 16b-3.

(b) 6,664 stock options vested on 12/15/94 and 3,336 stock options vested on 12/15/95.

             /S/ Rosina B. Dixon                             November 6, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number



                                                                          Page 2
                                                                 SEC 1474 (7-97)